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                                                                    EXHIBIT 99.1
Belden & Blake Corporation
News Release

5200 Stoneham Road, North Canton, Ohio 44720
Phone: 330-499-1660
Fax: 330-497-5463

Contact:  Patricia A. Harcourt                            FOR IMMEDIATE RELEASE
          Vice President, Administration                  June 23, 2004
          E-mail: pharcourt@beldenblake.com

        BELDEN & BLAKE ANNOUNCES PLANS TO OFFER $192.5 MILLION PRINCIPAL
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         AMOUNT OF SENIOR SECURED NOTES DUE 2012 IN A PRIVATE PLACEMENT
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         North Canton, Ohio - Belden & Blake Corporation announced today its plans to offer $192.5 million principal amount of Senior Secured Notes due 2012 pursuant to a private placement. The offering is expected to close on or about the week of July 5, 2004.

         The Senior Secured Notes will be offered to qualified institutional buyers in reliance on Rule 144A and to non-U.S. persons under Regulation S. The net proceeds from the offering will be used principally to refinance the Company's existing indebtedness in connection with a merger of a subsidiary of Capital C Energy Operations, LP, a private investment entity controlled by Carlyle/Riverstone Global Energy and Power Fund II, L.P., with and into the Company, as well as to fund working capital.

         The Senior Secured Notes will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933.

         This news release does not constitute an offer to sell or a solicitation of an offer to buy these securities.

         The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Belden & Blake are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the Company's access to capital, the market demand for and prices of oil and natural gas, the Company's oil and gas production and costs of operation, results of the Company's future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in the Company's 10-K and 10-Q reports and other filings with the Securities and Exchange Commission.

         Belden & Blake Corporation engages in the exploitation, development and production of natural gas and oil, and the gathering of natural gas in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York, and Michigan).

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